Exhibit 99.1

Contact:

Marc P. Applebaum

Chief Financial Officer

Q.E.P. Co., Inc.

(561) 994-5550

Q.E.P. CO., INC. REPORTS FISCAL 2004 FINANCIAL RESULTS

2004 Full-Year Financial Results Highest Ever Recorded

BOCA RATON, FL—April 22, 2004—Q.E.P. CO., INC. (Nasdaq: QEPC) today announced financial results for the fiscal 2004 fourth quarter and full year ended February 29, 2004.

For the fiscal 2004 fourth quarter, net sales were a quarterly record $37.5 million up 16.1 percent compared with $32.3 million for the same period last fiscal year. Q.E.P. has recorded quarterly year-over-year increases in 22 of the last 24 periods. For fiscal 2004, net sales were up 10.8 percent to $143.3 million versus fiscal 2003 net sales of $129.3 million. Included in the foregoing sales is a favorable effect from the change in foreign exchange rates of $1.3 million and $5.2 million, respectively for the fourth quarter and full year ended February 29, 2004. Net income was not materially affected by the foreign exchange rates for these periods.

Gross profit for the fourth quarter declined from 34.4 percent to 34.0 percent. This is a result of a slight change in the sales mix and an increase in costs of certain raw materials related to higher fuel costs and the weakened U.S. dollar. Gross profit for the fiscal 2004 and 2003 years was 34.3 percent.

Operating income for the fiscal 2004 fourth quarter approximated operating income for the same period last fiscal year. As a percentage of sales, shipping and selling and marketing costs for fiscal 2004 decreased from the comparable period last fiscal year. General and administrative costs increased 44 basis points as a percentage of sales predominantly as a result of increases in human resources. For fiscal 2004, operating income increased 3.9 percent to $7.5 million from fiscal 2003, while being impacted by a $617,000 charge taken in the first quarter for the early repayment of $4.5 million of subordinated debt. Excluding the first quarter charge, operating income for fiscal 2004 would have been nearly $8.1 million, an increase of 12.5 percent over the same period last year.

Interest expense for the fourth quarter, compared with the prior period, decreased by $142,000 as a result of the Company’s repayment of its subordinated debt facility and principal reduction in its senior debt. For fiscal 2004, interest expense decreased 15.5 percent compared with fiscal 2003, notwithstanding a $270,000 prepayment penalty associated with the aforementioned repayment of the subordinated debt in the first quarter of the fiscal year.

The Company’s net income increased 18.7 percent for the fiscal 2004 fourth quarter to $1.0 million, or $0.29 per diluted share, compared with $881,000, or $0.26 per diluted share earned for the same quarter last fiscal year. For fiscal 2004, the Company’s net income was $3.5 million, or $0.99 per diluted share, compared with nearly $3.1 million, or $0.90 per diluted share before the $3.0 million cumulative effect of a change in accounting principle relating to impairment of goodwill for the comparable period last fiscal year. The weighted average number of shares for the fourth quarter and fiscal 2004 increased by 215,000 shares and 126,000 shares, respectively for the comparable quarter and last fiscal year. For fiscal 2003, after the $3.0 million cumulative effect of a change in accounting principle relating to impairment of goodwill that took effect in the first quarter of fiscal 2003, the Company reported net income of $8,000, or $0.01 per diluted share. Excluding the prepayment of the subordinated debt, net income for fiscal 2004 improved 31.6 percent to $4.0 million, or $1.15 per diluted share, compared with last fiscal year’s nearly $3.1 million, or $0.90 per diluted share, excluding the cumulative effect of the change in accounting principle.

A reconciliation of the Company’s diluted earnings per share follows:

	Fiscal Year Ended February 28 or 29,
	2004	2003
Earnings per common share – diluted:
GAAP earnings per common share	$0.99	$0.01
Charge related to early repayment of $4.5 million of subordinated debt	0.18	—
Interest prepayment penalty of subordinated debt	0.08	—
Cumulative effect of change in accounting principal	—	0.89
Provision for income taxes related to repayment of subordinated debt	(0.10)	—

	$1.15	$0.90

Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, stated: “Our earnings per share exceeded our guidance as well as the consensus of analysts’ estimates. We are extremely pleased with the operating and financial results achieved in fiscal 2004. Exclusive of any unforeseen negative economic or social events or unusual items occurring, the Company could earn between a $1.27 and $1.30 per diluted share for fiscal 2005. The Company will continue to update its guidance as the year progresses.”

The Company will be hosting a conference call today at 9:30 a.m. Eastern Time to discuss this press release and answer questions. To participate in the conference call, please dial 800-922-0755 five to 10 minutes before the call is scheduled to begin. You will find the financial information that will be discussed during the conference call on Q.E.P.’s website at www.qep.com in the Investor Relations section.

Q.E.P. Co., Inc., founded in 1979, is a leading manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement and professional installer markets. Under brand names Q.E.P., Roberts, Q-Set, Fresh and O’Tool, Q.E.P. markets approximately 3,000 products used primarily for surface preparation and installation of ceramic tile, carpet and vinyl. The Company sells its products to large home improvement retail centers, as well as traditional distribution outlets in 50 states and around the world.

Certain statements in this press release, including statements regarding business outlook, earnings growth and our expectations regarding revenue in future periods and earnings per share, are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products, the continued success of initiatives with certain of the Company’s customers, the success of the Company’s sales and marketing efforts, and improvements in productivity and cost reductions. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 28, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

-Financial Information Follows-

Q.E.P. CO., INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME FOR THE TWELVE MONTHS

AND THREE MONTHS ENDED FEBRUARY 29, 2004 AND FEBRUARY 28, 2003

(All figures in thousands, except per-share data, and figures are unaudited)

	Twelve Months Ended		Three Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Net sales	$143,273	$129,281	$37,509	$32,330
Cost of goods sold	94,065	84,883	24,757	21,203

Gross profit	49,208	44,398	12,752	11,127
Costs and expenses
Shipping	13,369	11,950	3,586	3,112
General and administrative	12,300	10,980	3,020	2,459
Selling and marketing	14,598	13,762	3,866	3,384
Other expense	1,488	531	322	226

Operating income	7,453	7,175	1,958	1,946

Interest expense, net	(1,585)	(1,876)	(265)	(407)

Income before provision for income taxes and cumulative effect of change in accounting principle	5,868	5,299	1,693	1,539
Provision for income taxes	2,379	2,243	647	658

Net income before cumulative effect of change in accounting principle	$3,489	$3,056	$1,046	$881
Cumulative effect of change in accounting principle	—	(3,048)	—	—

Net income	$3.489	$8	$1,046	$881

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$1.02	$0.90	$0.30	$0.26
Cumulative effect of change in accounting principle	—	(0.89)	—	—

Net income	$1.02	$0.01	$0.30	$0.26

Weighted average number of basic shares outstanding	3,398	3,381	3,411	3,381

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$0.99	$0.90	$0.29	$0.26
Cumulative effect of change in accounting principle	—	(0.89)	—	—

Net income	$0.99	$0.01	$0.29	$0.26

Weighted average number of shares outstanding	3,526	3,400	3,609	3,394

CONSOLIDATED BALANCE SHEETS

FEBRUARY 29, 2004 AND FEBRUARY 28, 2003

(All figures in thousands and figures are unaudited)

	February 29, 2004	February 28, 2003
ASSETS
Current assets	$55,680	$51,700
Property and equipment, net	8,029	6,443
Other assets	14,837	14,382

Total Assets	$78,546	$72,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities (including current portion of long-term debt)	$42,261	$38,698
Long-term debt and other liabilities	$9,491	$10,712

Shareholders’ equity	26,794	23,115

Total Liabilities and Shareholders’ Equity	$78,546	$72,525

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